Exhibit 99

Contact: Frank M. Jerneycic Learning Care Group, Inc.
21333 Haggerty Road, Suite 300
Novi, MI 48375
248-697-9000

LEARNING CARE GROUP BOOSTS GROSS PROFITS, CONTINUES REVENUE GROWTH IN SECOND QUARTER OF FISCAL 2006

NOVI, Mich., November 28, 2005 – Learning Care Group, Inc. (NASDAQ: LCGI), a leading provider of early child care and education services, today announced operating results for the 12 weeks (second quarter 2006) and 28 weeks (year to date) ended October 14, 2005. Highlights for the quarter included continued gross profit improvement and comparable center revenue increases.

“Learning Care Group’s gross profit improved nearly 20% in the second quarter of 2006,” announced Bill Davis, President and Chief Executive Officer. “Increased enrollments contributed to sustained increases in our comparable (centers opened 18 months or longer) center revenues. This, in turn, bolstered continued gross profit improvement.”

Revenue for second quarter 2006 increased $3.5 million, or 7.5%, from the same period last year to $50.4 million, contributing to an $8.5 million, or 7.6%, increase to $120.0 million for year to date 2006. Comparable Learning Center revenues growth, achieved through a combination of increased tuition rates (approximately 3%) and enrollments (approximately 3%), drove overall revenue increases. Comparable Childtime center revenue increased 5.8% and 5.9% for the second quarter and year to date, respectively. Comparable Tutor Time center revenue increased 6.4% and 6.1% for the second quarter and year to date, respectively.

Franchise Operations revenue increased $0.2 million, or 15.6%, from the same period last year to $1.8 million, contributing to a $0.4 million, or 11.0%, increase to $4.3 million for year to date 2006. Tutor Time franchisee-owned centers achieved comparable center revenue increases of 10.8% and 10.9% for the second quarter and year to date, respectively. Revenues of franchisee-owned centers increased 14.9% to $32.7 million for second quarter 2005. Year to date 2006 revenues of franchisee-owned centers totaled $77.5 million, an increase of 11.4% from the same period last year.

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Second quarter 2006 systemwide sales, which include revenues from franchisee-owned and Company-owned centers, grew to $81.3 million—an increase of 10.2% from the same period last year—bringing the year to date total to $193.2 million, an increase of 9.0% from the same period last year.

Gross profit for second quarter 2006 increased $1.0 million, or 19.9%, from the same period last year to $6.2 million. This increase consisted of a $0.8 million increase in Learning Center Operations gross profit and a $0.2 million increase in Franchise Operations gross profit. Gross profit for year to date 2006 increased $3.3 million, or 23.3%, from the same period last year to $17.7 million. This increase consisted of a $2.9 million increase in Learning Center Operations gross profit and a $0.4 million increase in Franchise Operations gross profit. For second quarter and year to date 2006, the increase in Learning Center gross profit was primarily a result of increased revenues, improved labor efficiencies and a decrease in occupancy costs as a percentage of revenue, resulting from increased revenues. The increase in Franchise Operations gross profit was the result of increased revenue.

Operating income (loss) for second quarter 2006 decreased $0.7 million from the same period last year to ($1.1 million). The decrease was primarily attributable to increases in general and administrative costs ($1.6 million), of which $0.9 million was an increase in stock-based compensation expense resulting from the increased market value of the Company’s stock during the quarter, offset by increased gross profit ($1.0 million). Operating income (loss) for year to date 2006 increased $0.6 million from the same period last year to $1.8 million. The increase was primarily attributable to increased gross profit ($3.3 million) offset by increases in general and administrative costs ($1.9 million), of which ($0.9 million) was the increase in stock-based compensation expense resulting from the increased market value of the Company’s stock during the period, a gain on the disposal of assets ($0.7 million) in year to date 2005 and depreciation and amortization expenses ($0.1 million).

“The majority of the stock-based compensation expense—which was recorded with the adoption of FAS 123(R)— resulted from the vesting of performance share rights caused by the Company’s increased stock price,” explained Davis. “Since all of the performance shares now have vested, we will not see a similar charge in coming quarters.”

Net income (loss) declined to a ($1.2 million) loss for second quarter 2006, compared to a ($0.9 million) loss for the same period last year. The decrease was primarily attributable to decreased operating income of $0.7 million, partially offset by improvements in discontinued operations, net of taxes ($0.2 million) and interest expense ($0.1 million). Net income (loss) improved to $0.9 million for year to date 2006, compared to $0.0 million for the same period last year. The improvement was primarily attributable to increased operating income of $0.6 million and reduced interest expense ($0.2 million).

Second quarter 2006 net income (loss) per share was ($0.06) on a basic and diluted basis, as compared to net income (loss) of ($0.05) on a basic and diluted basis for the same period last year. Second quarter year to date net income per share was $0.04 on a basic and diluted basis, as compared to net income of $0.00 on a basic and diluted basis for the same period last year.

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On November 15, 2005, Learning Care Group announced it had agreed to be acquired by A.B.C. Learning Centres Limited (ASX: ABS), Australia’s largest provider of private child care services, for a per share purchase price of $7.50. On the completion of the acquisition, which is expected to take place in early 2006, Learning Care Group will be de-listed and become a subsidiary of A.B.C.

Selected Income Statement Data (In thousands, except per share data)
	12 Weeks Ended		28 Weeks Ended
	October 14, 2005	October 15, 2004	October 14, 2005	October 15, 2004
Revenue, net	$ 50,442	$ 46,907	$120,011	$111,495
Gross profit	$ 6,223	$ 5,188	$ 17,673	$ 14,333
Operating income (loss)	$ (1,108)	$ (436)	$ 1,815	$ 1,193
Net income (loss)	$ (1,218)	$ (924)	$ 873	$ 33
Basic income (loss) per share	$ (0.06)	$ (0.05)	$ 0.04	$ 0.00
Diluted income (loss) per share	$ (0.06)	$ (0.05)	$ 0.04	$ 0.00

Selected Balance Sheet Data (in thousands)
	October 14, 2005 (Unaudited)	April 1, 2005
Total Current Assets	$15,811	$15,771
Total Assets	$87,596	$87,357
Total Current Liabilities	$24,772	$25,126
Total Liabilities	$45,589	$47,023
Shareholders’ Equity	$42,007	$40,334

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About Learning Care Group, Inc.

Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation’s premier child care providers, the Company has grown into a network of 457 centers, including operations in 25 states and internationally. For more information on the Learning Care Group please call 248-697-9000 or visit www.learningcaregroup.com.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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